Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for Third Quarter of 2009

Greenville, SC, October 20, 2009 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the third quarter of 2009 was $424 thousand compared to a net loss of $126 thousand for the third quarter of 2008.  The $550 thousand increase is primarily due to a $1.8 million impairment charge on Fannie Mae stock during the third quarter of 2008, partially offset by increases of $435 thousand in the provision for loan losses, $825 thousand in noninterest expenses, and $257 thousand in income tax expense during the third quarter of 2009 compared to the same period in 2008.

Net income for the nine months ended September 30, 2009 was $1.3 million compared to net income of $1.5 million for the first nine months in 2008.

“The economic recession and difficult banking environment continue to negatively impact our company’s earnings,” stated Art Seaver, the company’s CEO. “Despite higher credit costs and absorbing an additional $700 thousand in FDIC insurance premiums, our company generated $1.3 million in earnings for the first nine months of 2009 and made significant progress on our strategic goals of maintaining strong capital ratios, managing credit risk, and growing retail deposits. In addition, the 33% increase in noninterest income, excluding the prior year impairment charge, strengthened the core earnings of our company.”

During the first nine months of 2009, all regulatory capital ratios have increased as a result of current year earnings and the company’s $17.3 million participation in the TARP Capital Purchase Program. With an average equity-to-assets ratio of 7.67% and a total risk-based capital ratio of 13.3%, the company’s capital ratios far exceed the regulatory requirements for a “well capitalized” institution.

While nonperforming assets as a percentage of total assets has increased from 1.42% at December 31, 2008 to 1.91% at September 30, 2009, the number of additional loans that are being placed on nonaccrual each quarter is declining.  The primary reason for the higher percentage of nonperforming assets in 2009 relates to the increase in other real estate owned.  The time required to foreclose and sell these properties continues to lengthen due to the soft real estate market.  Nonperforming assets at September 30, 2009 consisted of $9.9 million of nonperforming loans and $4.1 million of other real estate owned. During the first nine months of 2009, the company increased its provision for loan losses to $2.8 million compared to $2.0 million during the first nine months of 2008. The company’s reserve for loan losses increased to $7.9 million or 1.39% of loans at September 30, 2009.

Deposits have increased $25.3 million during the first nine months of 2009 to $494.8 million, representing an annualized growth rate of 7.2%. The opening of two branch offices in 2008 combined with the opening of our Columbia regional office in August 2009, has expanded the retail presence of the company in both the Greenville and Columbia markets and resulted in strong momentum in new account activity. During the first nine months of 2009, retail deposits increased $41.3 million while out-of-market deposits declined $16.1 million.

Our net interest margin was 2.86% for the third quarter of 2009, a decrease from the 2.94% margin for the third quarter of 2008, and a 5 basis point decline from the 2.91% margin for the second quarter of 2009.  Our margin for the third quarter of 2009 was negatively impacted by lower loan income a result of additional loans being placed on nonaccrual and an increase in our lower earning investment portfolio.  The decline in our deposit rates offset a portion of the decrease in asset yields as our certificates of deposit continue to reprice down to the current market rates.

In addition, our noninterest income has increased $120 thousand in the third quarter of 2009 to $533 thousand compared to $413 thousand for the same period in 2008, excluding the impairment charge.  The increase is primarily due to additional income related to loan origination fees, service charges on deposit accounts, and bank owned life insurance.  For the first nine months of 2009, noninterest income increased $367 thousand to $1.5 million compared to $1.1 million, excluding the impairment charge, for the first nine months of 2008.

Total assets were $732.7 million at September 30, 2009, a 5.2% increase over total assets of $696.6 million at September 30, 2008. Total loans were $569.7 million as of September 30, 2009, a 1.5% increase over the same period of 2008.  Total assets increased 5.7% since December 31, 2008, primarily resulting from an increase in our cash and investment portfolio of $27.4 million. During the same period, our deposits increased $25.3 million, our borrowings decreased $5.3 million and our capital increased $20.5 million.

The Company’s book value per common share was $14.56 as of September 30, 2009, while the closing stock price on that day was $8.08 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share data)

 Our summary consolidated financial data as of and for the three and nine months ended September 30, 2009 and 2008 has not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Summary Results of Operations Data:
Interest income	$9,115	$10,059	$27,092	$30,705
Interest expense	4,165	5,216	12,762	16,690
Net interest income	4,950	4,843	14,330	14,015
Provision for loan losses	1,085	650	2,810	1,950

Net interest income after provision for loan losses	3,865	4,193	11,520	12,065
Noninterest income (loss)	533	(1,427)	1,466	(741)
Noninterest expense	3,865	3,040	11,258	9,212
Income (loss) before taxes	533	(274)	1,728	2,112
Income tax expense (benefit)	109	(148)	461	630
Net income (loss)	424	(126)	1,267	1,482
Preferred stock dividend to be paid	218	-	512	-
Dividend accretion	127	-	297	-
Net income (loss) available to common shareholders	$79	$(126)	$458	$1,482

Per Share Data:
Net income per common share, basic	$0.03	$(0.04)	$0.15	$0.50
Net income per common share, diluted	$0.03	$(0.04)	$0.15	$0.47
Common book value per share	$14.56	$12.48	$14.56	$12.48

Weighted average common shares outstanding:
Basic	3,049	3,002	3,046	2,985
Diluted	3,110	3,002	3,070	3,175

Performance Ratios:
Return on average assets (1)	0.23%	(0.07)%	0.24%	0.29%
Return on average equity (1)	2.80%	(1.29)%	3.08%	5.02%
Net interest margin (tax-equivalent) (1)	2.86%	2.94%	2.84%	2.88%
Efficiency ratio (2)	70.49%	89.00%	71.27%	69.40%

Growth Ratios and Other Data:
Percentage change in net income available to common share
shareholders from the same period of the previous year	162.70%	(113.17)%	(69.10)%	(44.41)%
Percentage change in diluted net income per common
share from the same period of the previous year	175.00%	(113.33)%	(68.09)%	(42.68)%

______________________________

(1)  Annualized for the three and nine month periods.

       (2)  Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At September 30,		At December 31,
	2009	2008	2008
Summary Balance Sheet Data:
Assets	$732,670	$696,566	$692,979
Federal Funds Sold	21,963	12,003	8,800
Investment securities	99,659	90,018	85,412
Loans (2)	569,687	561,275	566,607
Allowance for loan losses	7,916	6,492	7,005
Deposits	494,816	477,828	469,537
Other borrowings	159,425	161,700	164,675
Junior subordinated debentures	13,403	13,403	13,403
Shareholders' equity	60,232	37,648	39,786

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans(2)	2.45%	0.98%	1.73%
Nonperforming assets, past due and restructured
loans to total assets	1.91%	0.79%	1.42%
Net charge-offs year to date to average total loans(1)(2)	0.45%	0.30%	0.35%
Allowance for loan losses to nonperforming loans	80.15%	188.54%	91.00%
Allowance for loan losses to total loans(2)	1.39%	1.16%	1.24%

Capital Ratios:
Average equity to average assets	7.67%	5.81%	5.73%
Leverage ratio	9.90%	7.70%	7.70%
Tier 1 risk-based capital ratio	12.10%	9.20%	9.20%
Total risk-based capital ratio	13.30%	10.30%	10.40%

Growth Ratios and Other Data:
Percentage change in assets from prior year	5.18%
Percentage change in net loans from prior year(2)	1.26%
Percentage change in deposits from prior year	3.56%
Percentage change in equity from prior year	59.99%
Loans to deposits ratio(2)	115.13%

(1)  Annualized for the nine month periods.

(2)  Includes nonperforming loans.